EXHIBIT 99.2
Bruce L. Connery                         FOR RELEASE:  March 3, 1999
205 325 3898

Thomas W. Barker, Jr.
205 325 3586



  SONAT INC. PROVIDES HIGHLIGHTS FROM PRESENTATION TO DLJ ENERGY CONFERENCE,
    INCLUDING PALMETTO INTERSTATE PIPELINE AND ESTIMATE FOR FIRST QUARTER
                               CEILING TEST CHARGE


      BIRMINGHAM, Ala. -- Ronald L. Kuehn, Jr., chairman, president, and chief executive officer of Sonat Inc. (NYSE: SNT), and John B. Holmes, Jr., president and chief executive officer of Sonat Exploration Company, made a presentation today at the DLJ Energy Conference in New York City. Highlighting the presentation was a discussion of the Palmetto Interstate Pipeline, a proposed joint venture with Carolina Power and Light to construct a 175-mile pipeline from the terminus of the Southern Natural Gas Company pipeline system in Aiken, South Carolina, to eastern North Carolina. A detailed press release on this project and a related Southern Natural expansion was released earlier today. In addition, Mr. Kuehn said that due to the sharp decline in natural gas prices from December 1998 levels, the company expects to have a first quarter ceiling test charge under full cost accounting provisions for exploration and production operations of approximately $200 million after-tax. Full cost accounting requires a quarterly valuation, or ceiling test, of oil and natural gas reserves using current prices. If the ceiling test calculates a value that is below the carrying value on the company's balance sheet, the reserves must be written down to the lower level. The current estimate of the charge is based upon last week's settlement of the March natural gas futures contract and current oil prices. The charge will be calculated using the actual natural gas and oil prices realized for March.
      The charts shown at the DLJ Energy Conference are available for viewing on the Sonat web site (www.sonat.com) under analyst presentations.
      Sonat Inc., headquartered in Birmingham, is a diversified energy company engaged in exploration and production of oil and natural gas, interstate transmission of natural gas, and energy services.



          Cautionary Statement Concerning Forward-Looking Statements

This press release includes certain forward-looking statements, which are based on assumptions the company believes are reasonable, but a variety of factors could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in management's forward-looking statements. Such statements are made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

There can be no assurance that Sonat and Carolina Power & Light will execute definitive agreements for the Palmetto Interstate Pipeline, or that it and the related Southern Natural expansion will receive regulatory approvals or be constructed as proposed. Further, the estimated ceiling test charge is only an estimate and is subject to final determination of realized March prices and the impact of reserve changes during the remainder of the quarter.

Additional factors that may affect the company can be found under the caption "Cautionary Statement Concerning Forward-Looking Statements" in the company's 1997 Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q for the first, second and third quarters of 1998. These reports, which are filed with the Securities and Exchange Commission, are hereby referenced in their entirety for further information about the company, its operations and its financial statements.

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                                                                         99-05